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                                                                    Exhibit 5(a)


                                        New York, New York
                                        August 18, 1995


Texas Utilities Electric Company
Energy Plaza
1601 Bryan Street
Dallas, Texas  75201

          Re:  Texas Utilities Electric Company
               Registration Statement on Form S-3
               $81,595,000 Principal Amount of
               Secured Facility Bonds
               ----------------------

Ladies and Gentlemen:

          In connection with the proposed issuance and sale by Shawmut Bank Connecticut, National Association, not in its individual capacity, but solely as Owner Trustee under a Trust Agreement dated as of December 1, 1988, as supplemented (the "Owner Trustee"), of $81,595,000 principal amount of Secured Facility Bonds (the "Bonds"), secured by, among other things, an assignment of rentals under a Lease between the Owner Trustee, as Lessor, and Texas Utilities Electric Company (the "Company") as Lessee, dated as of December 1, 1989, as heretofore supplemented (as so supplemented, the "Lease"), to be paid by the Company, and with the registration of the Bonds under the Securities Act of 1933, as amended, (the "1933 Act") we advise you that, in our opinion the rental payments under the Lease are valid and binding obligations of the Company; and the Bonds will be valid, legal and binding obligations of the Owner Trustee when:

          1. The Registration Statement of the Company on Form S-3 (the "Registration Statement") with respect to the Bonds shall have become effective under the 1933 Act and the Bonds shall have been issued and sold for the consideration contemplated in the Registration Statement and any prospectus and prospectus supplement relating to the Bonds and in accordance with the provisions of the Trust Indenture, Security Agreement and Mortgage, dated as of December 1, 1989, (the "Indenture") as to be supplemented by a Supplement No.1 thereto ("Supplement No.1"), from the Owner Trustee to the American National Bank and Trust Company of Chicago; and

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Texas Utilities Electric Company          -2-                   August 18, 1995



          2. Supplement No.1 has been duly executed and delivered and the Bonds shall have been duly executed, authenticated and delivered.

          We are members of the New York Bar and do not hold ourselves out as experts on the laws of the States of Connecticut and Texas. Accordingly, in rendering this opinion, we have relied (i) as to all matters of Connecticut and Federal laws applicable to the organization and trust powers of Shawmut Bank Connecticut, National Association and the authorization by such Bank, in its capacity as Owner Trustee, of the Bonds on the opinion of Shipman & Goodwin, Hartford, Connecticut, counsel for such Bank, and (ii) as to all matters of Texas law on the opinion of Worsham, Forsythe & Wooldridge, L.L.P., General Counsel for the Company. A copy of each such opinion is filed as an exhibit to the Registration Statement.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We further consent to the use of the name of this Firm in the Registration Statement and in the Prospectus or any Prospectus Supplement forming a part thereof.


                                                      Very truly yours,



                                                      REID & PRIEST LLP